GeNOsys Appoints New President

PROVO, Utah.—(BUSINESS WIRE) – Thursday, July 7, 2011 – GeNOsys, Inc. (OTCBB: GNYS), a medical research and development company announced the appointment of Mr. Dale Fillmore as its President.

For the past four years, Mr. Fillmore served as President and Chief Operations Officer of a privately owned corporation with revenues in excess of $200 million per year.  During this time Mr. Fillmore also served as director of the National Direct Selling Association (“DSA”).  Prior to that he had worked for, and retired from, State Farm Insurance Companies, one of the largest insurance companies in the United States, after 30 years of service.  During his tenure with State Farm he served in many leadership positions in Utah, Illinois and Washington. He spent the last twelve years of his career as Vice President of the Pacific Northwest - Seattle corporate office.

“As our Company is nearing commercialization of its initial products, Mr. Fillmore will be invaluable in negotiating contract agreements with manufacturers and other business partners, as well as leading the strategic planning and managing the day to day business operations as we transition from a development stage to an operating company.  His wealth of experience, skills and leadership will enable us to make this transition efficiently and will enable me to devote my full effort to product development and commercialization” stated Mr. John W.R. Miller, CEO and Chairman of the Board.

About GeNOsys:

GeNOsys, Inc. (generated nitric oxide systems) is a medical research and development company specializing in pharmaceutical, biotechnical and medical gas generating systems. Nitric oxide gas will be one of the medical gases that will be generated along with various combinations of beneficial medical gases suitable for the control of human disease. Distribution will be accelerated through the use of already existing distribution networks that currently sell related respiratory products. For further information, see the Company’s Website at: www.genosysusa.com.

This press release may contain forward-looking statements including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company’s filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

GeNOsys, Inc.

Keith Merrell, 801-623-4751

kmerrell@genosysusa.com

Source: GeNOsys, Inc.